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                          LOAN MODIFICATION AGREEMENT

         This Loan Modification Agreement is entered into as of January 8, 2002, effective as of October 15, 2001, by and between T/R Systems, Inc. (the "Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Promissory Note and Loan and Security Agreement dated October 17, 1997, as amended (collectively, the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Revolving Line in the original principal amount of One Million Dollars ($1,000,000). The Loan Agreement was modified, pursuant to, among other documents, a Fourth Loan Modification Agreement pursuant to which, among other things, the Committed Revolving Line was increased to Three Million Dollars ($3,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.       DESCRIPTION OF CHANGE IN TERMS.

         A.       Modification(s) to Loan Agreement.

                  1. The following defined terms under Section 1.1 entitled "Definitions" are hereby amended and/or incorporated to read as follows:

                           "Cash Management Services" are defined in Section 2.1.3.

                           "Committed Revolving Line" is a Credit Extension of up to $5,000,000.

                           "Revolving Maturity Date" is October 15, 2002.

                  2. Sub-section (3) of the defined term "Eligible Foreign Accounts" as set forth in Section 1.1 entitled "Definitions" is hereby amended in part to incorporate Accounts owing from Canon, Inc. and its subsidiaries, MGI, IKON House, IKON Gmbh and Ricoh Europe.

                  3. Sub-section (a) of Section 2.1.2 entitled "Letters of Credit" is amended in part to provide that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) shall not exceed $500,000.

                  4. The following is hereby incorporated into the Loan Agreement as Section 2.1.3 to read as follows:

                           2.1.3 Cash Management Services Sublimit. Borrower may use up to $500,000 for Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). All amounts Bank pays for any Cash Management Services will be treated as Advances under the Committed Revolving Line.
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                  5.       Section 2.2 entitled "Overadvances" is amended in
                           its entirety to read as follows:

                                    If at any time or for any reason, the
                           amount of Obligations owed by Borrower to Bank pursuant to Sections 2.1.1, 2.1.2 and Section 2.1.3 of this Agreement is greater than the lesser of (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower shall immediately pay to Bank, in cash the amount of such excess. Notwithstanding the foregoing, outstandings under Section 2.1.2 and
                           Section 2.1.3 at no time may exceed $500,000 in the aggregate.

                  6.       Sub-section (a) entitled "Interest Rate" of Section
                           2.3 entitled "Interest Rates, Payments, and
                           Calculations" is amended in part to read as follows:

                           Except for as set forth in Section 2.3(b), effective as of this date, Advances shall bear interest, on the average daily balance thereof, at a per annum rate equal to .50 of a percentage point above the Prime Rate.

                           7. Section 6.9 entitled "Tangible Net Worth" is hereby amended to read as follows:

                           Borrower shall maintain as of the last day of each quarter, a Tangible Net Worth of not less than $20,000,000.

                           8. Notwithstanding anything to the contrary contained in Section 7.3 entitled "Mergers or Acquisitions," Borrower shall not enter into any acquisition transaction where there is a change of ownership in excess of 20% of the outstanding shares without Bank's prior written consent, which consent shall not be unreasonably withheld.

                           9. Notwithstanding anything to the contrary contained in Section 7.6 entitled "Distributions," Borrower shall not declare any dividends without Bank's prior written consent.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6. PAYMENT OF LOAN FEE. Borrower shall pay Bank a fee in the amount of Five Thousand and 00/100 Dollars ($5,000.00) ("Loan Fee") plus all out-of-pocket expenses as of the date hereof. Upon Borrower requesting a Credit Extension, Borrower shall pay Bank an additional fee in the amount of Five Thousand and 00/100 Dollars ($5,000.00). In the event that the amount outstanding under the Committed Revolving Line exceeds $2,000,000, Borrower shall pay Bank a fee in the amount of Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00).

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or
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guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.
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         This Loan Modification Agreement is executed as of the date first written above.

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
BORROWER:                                           BANK:

T/R SYSTEMS, INC.                                   SILICON VALLEY BANK

By:          /s/ Lyle W. Newkirk                    By:           /s/ Alan P. Spurgin
   -------------------------------------               -----------------------------------------
Name:          Lyle W. Newkirk                      Name:    Alan P. Spurgin
     -----------------------------------                 ---------------------------------------
Title:  Senior Vice President and CFO               Title:     Senior Vice President
       ---------------------------------                  --------------------------------------
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